EXHIBIT 11

                                 INTERSTATE BAKERIES CORPORATION
                       SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (000's EXCEPT PER SHARE DATA)


                                                  Twelve Weeks Ended          Twenty-Four Weeks Ended
                                               --------------------------    --------------------------
                                               November 18,  November 12,    November 18,  November 12,
                                                  1995          1994            1995          1994
                                               ------------  ------------    ------------  ------------

Net income                                      $   6,095     $   6,063       $  11,821     $  11,949
                                                =========     =========       =========     =========

Weighted average common shares
 outstanding                                       36,784        19,639          31,637        19,641
Dilutive stock options                                443            47             348            46
                                                ---------     ---------       ---------     ---------
Weighted average common and common
 equivalent shares outstanding                     37,227        19,686          31,985        19,687
                                                =========     =========       =========     =========

Earnings per share                              $     .16     $     .31       $     .37     $     .61
                                                =========     =========       =========     =========